Exhibit 10.2

INVESTOR RIGHTS AGREEMENT
This Investor Rights Agreement (this “Agreement”) is entered into as of April 30, 2019, by and among Babcock & Wilcox Enterprises, Inc. (the “Company”), B. Riley FBR, Inc. (“B. Riley”) and Vintage Capital Management, LLC (“Vintage” and together with B. Riley, the “Shareholders”). Each of the Company and the Shareholders are a “Party” and, collectively, the “Parties.”
RECITALS
WHEREAS, as of the date hereof, B. Riley beneficially owns 10,908,713 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), of the Company and Vintage beneficially owns 25,080,000 Common Shares, or approximately 6.46% and 14.85% of the Common Shares issued and outstanding on the date hereof, respectively;
WHEREAS, the Company has agreed to use its reasonable best efforts to effect (a) a rights offering (the “Rights Offering”) allowing the Company’s shareholders to subscribe for Common Shares, (b) an exchange of all outstanding Tranche A-1 last-out term loans under the Credit Agreement, dated as of May 11, 2015, among the Company, as the borrower, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, as it has been amended from time to time since (as it may be further amended, the “Credit Agreement”) for Common Shares at a price of $0.30 per share (the “Debt Exchange”), and (c) the issuance by the Company of 16,666,667 warrants (the “Warrants”), each to purchase one Common Share at a price of $0.01 per share, in each case on the terms and conditions agreed among the Company and the Shareholders (such transactions, collectively, the “Equitization Transactions”); and
WHEREAS, in connection with the Equitization Transactions, the Company has agreed to execute an agreement providing each of the Shareholders with certain governance and other rights as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

1.	Board Composition.
(a)Subject to the terms and conditions of this Agreement, immediately following the execution and delivery of this Agreement, the Company, acting through the Board and all applicable committees of the Board, will take all necessary actions (including by requesting that certain incumbent directors resign) to cause the Board to be comprised of seven directors, (i) three of whom shall be designated by B. Riley (each, a “B. Riley Director”), (ii) three of whom shall be designated by Vintage (each, a “Vintage Director” and, each B. Riley Director or Vintage Director, a “Shareholder Director”), and (iii) one of whom shall be a director other than the B. Riley Directors and Vintage Directors. The foregoing directors shall be divided into three classes of directors, with each class including one B. Riley Director and one Vintage Director; provided that nothing in this Agreement shall be interpreted to require the Board to be classified or to prevent the Company from declassifying the Board at any time following the execution of this Agreement.
(b)Subject to the terms and conditions of this Agreement, the Company, acting through the Board and all applicable committees of the Board, shall take all necessary action such that, with respect to each applicable meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board for election as directors that number of individuals designated by B. Riley that, if elected, will result in B. Riley having the number of B. Riley Directors serving on the Board as follows:
(i)    Prior to the closing of the last of the Equitization Transactions (the “Equitization Closing”):

(A)	Three directors, for so long as B. Riley beneficially owns at least $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined;

(B)
Two directors, after the first time that B. Riley beneficially owns less than $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, but so long as B. Riley continues to beneficially own at least $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined; and

(C)	One director, after the first time that B. Riley beneficially owns less than $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined; and
(ii)    At and after the Equitization Closing:

(A)
Three directors, for so long as B. Riley beneficially owns at least 75% of its Common Shares owned as of the Equitization Closing (the “Closing B. Riley Stock Ownership”) and at least 75% of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, beneficially owned by B. Riley as of the Equitization Closing (the “Closing Loan Ownership”);

(B)
Two directors, after the first time that B. Riley beneficially owns less than 75% of the Closing B. Riley Stock Ownership or less than 75% of the Closing B. Riley Loan Ownership, but so long as B. Riley continues to beneficially own at least 50% of the Closing B. Riley Stock Ownership and at least 50% of the Closing B. Riley Loan Ownership; and

(C)	One director, after the first time that B. Riley beneficially owns less than 50% of the Closing B. Riley Stock Ownership or 50% of the Closing B. Riley Loan Ownership;

provided, that, in each case, B. Riley’s right to designate any persons pursuant to this Section 1(b) shall terminate effective as of the first time B. Riley beneficially owns less than 5% of the outstanding voting power of all Common Shares then outstanding.
(c)Subject to the terms and conditions of this Agreement, the Company, acting through the Board and all applicable committees of the Board, shall take all necessary action such that, with respect to each meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board for election as directors that number of individuals designated by Vintage that, if elected, will result in Vintage having the number of Vintage Directors serving on the Board as follows:
(i)    Three directors, for so long as Vintage beneficially owns 75% of its Common Stock owned as of the record date for the Company’s 2019 annual meeting of stockholders at which directors are elected (the “Closing Vintage Stock Ownership”);
(ii)    Two directors, after the first time that Vintage beneficially owns less than 75% of its Closing Vintage Stock Ownership but so long as Vintage continues to beneficially own at least 50% of the Closing Vintage Stock Ownership; and
(iii)    One director, after the first time that Vintage beneficially owns less than 50% of the Closing Vintage Stock Ownership;
provided, that Vintage’s right to designate persons pursuant to this Section 1(c) shall terminate effective as of the first time Vintage beneficially owns less than 5% of the outstanding voting power of all Common Shares then outstanding.
(d)The Company’s obligations to nominate or appoint any prospective Shareholder Director to the Board under this Agreement shall be subject to a good faith determination by the Governance Committee of the Board that such person fulfills the Director Criteria (as defined below); provided, that notwithstanding such Director Criteria (i) up to one B. Riley Director and one Vintage Director may fail to qualify as “independent” within the meaning of NYSE listing standards (or the applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading) and (ii) in the event that the Company is a “controlled company” within the meaning of Section 303A of the NYSE listing standards as a result of the beneficial ownership of Common Shares by the Stockholders, up to two B. Riley Directors and two Vintage Directors may fail to so qualify as “independent”. The Company will take all steps necessary so that the Governance Committee of the Board makes its determination and recommendation regarding whether any person designated by either Shareholder meets the foregoing criteria within 15 business days after (A) such person has submitted the Company’s standard director and officer questionnaire and an authorization form to conduct a background check and (B) representatives of the Board have conducted, or caused to be conducted, customary interview(s) of, and other diligence activities with respect to, such nominee. The Company will conduct any such interview(s) and other diligence actions as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within 15 business days after the submission of such nominee. If the Governance Committee of the Board does not accept a person recommended by the applicable Shareholder, such Shareholder will have the right to recommend additional substitute person(s) whose appointment will be subject to the Governance Committee of the Board recommending such person in accordance with the procedures described in this Section 1(d). Upon the recommendation of a person by the Governance Committee of the Board, the Company will take all steps necessary so that the Board votes on the appointment or nomination of such person no later than ten business days after the Governance Committee of the Board provides its recommendation of such person; provided, however, that if the Board does not elect such individual to the Board pursuant to this Section 1(d), the Parties will continue to follow the procedures of this Section 1(d) until a replacement is elected to the Board. For purposes of this Agreement, “Director Criteria” means that the individual in question must (x) qualify as “independent” within the meaning of New York Stock Exchange (“NYSE”) listing standards (or the applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading), and (y) meet the Company’s publicly disclosed guidelines and policies with respect to service on the Board as in effect at any relevant time.
(e)No decrease in the number of directors that a Shareholder is entitled to designate for election to the Board pursuant to Section 1(b) or Section 1(c), as applicable, shall shorten the term of any incumbent director.
(f)Each Shareholder shall have the exclusive right to designate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company shall take all necessary action to cause any such vacancies to be filled by replacement directors designated by such designating Shareholder as promptly as reasonably practicable to complete the term of the previously designated director, notwithstanding any decrease in the number of directors that a Shareholder is entitled to designate for election to the Board pursuant to Section 1(b) or Section 1(c), as applicable.
(g)For so long as any Shareholder has the right to designate at least one director for nomination under this Agreement and subject to applicable laws and NYSE listing standards (or the applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading), the Company will take all necessary action to ensure that the number of directors serving on the Board shall not exceed seven.
(h)No later than June 30, 2019, the Board, in consultation with any prospective B. Riley Directors and prospective Vintage Directors, will take all necessary action to appoint at least one B. Riley Director and one Vintage Director to each of the Board’s Audit and Finance Committee, the Compensation Committee and the Governance Committee. Subject to applicable laws and NYSE listing standards (or the applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading), each Shareholder shall have the right to have a Shareholder Director designated by such Shareholder appointed (i) to serve on each committee of the Board for so long as such Shareholder has the right to designate at least one director for election to the Board, provided however, that the Company shall not be required to appoint any individual director to more than two such committees, and (ii) as an observer to any committee of the Board to which such Shareholder does not have a representative appointed.

(i)Each Shareholder Director will be entitled to the same director benefits as other non-employee members of the Board, including (i) compensation for his or her service as a director and reimbursement for his or her expenses on the same basis as all other non-employee members of the Board, (ii) equity-based compensation grants and other benefits on the same basis as all other non-employee members of the Board, and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee members of the Board as such rights may exist from time to time.
(j)For so long as either Shareholder has the right to nominate or appoint at least one director for election to the Board under this Agreement, the Company agrees that it will not form new committees or subcommittees of the Board unless such committee is formed for a specific purpose such as reviewing a transaction or proposed transaction, investigating alleged misconduct or a possible claim, in which event such committee will be composed of such directors as the Board determines in good faith, after consultation with counsel in a meeting in which all directors are invited to participate, would be best suited in the circumstances.

2.	Additional Agreements.
(a)    The Company agrees to reimburse each Shareholder for all reasonable out-of-pocket costs and expenses incurred by such Shareholder to enforce its rights and remedies under this Agreement; provided that such Shareholder shall not have any right to be reimbursed, and shall promptly repay any amounts previously reimbursed hereunder, if it is determined by a final, unappealable judgment, order or decree of a court of competent jurisdiction to the extent that such Shareholder was unsuccessful on the merits in its claim to enforce such rights and remedies.
(b)    On the earlier of the Equitization Closing or such time the Company notifies B. Riley that it no longer intends to proceed with the Rights Offering, the Company will reimburse B. Riley and Vintage for their reasonable out-of-pocket fees and expenses incurred in connection with the Rights Offering and the related financing transactions, including travel expenses and fees and expenses of legal, accounting, tax and other advisors and consultants.
(b)    Each Shareholder will comply, and will cause each of its controlled Affiliates and controlled Associates to comply, with the terms of this Agreement and will be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” will have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and will include all persons that at any time during the term of this Agreement become controlled Affiliates or controlled Associates of any person referred to in this Agreement. For purposes of this Agreement, “person” will be defined broadly to include any corporation, company, group, partnership, governmental body or other entity or individual.
(c)    Prior to any applicable nomination or appointment under this Agreement, any prospective Shareholder Director shall submit to the Company an accurately completed copy of the Company’s standard director and officer questionnaire and an executed authorization form to conduct a background check, as requested by the Company in connection with the appointment or election of new Board members.

(d)    Each Shareholder will be entitled to (i) vote its shares on any other proposal duly brought before an annual or special meeting or otherwise vote as such Shareholder determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor; provided that for so long as either such Shareholder has the right to designate at least one director for election to the Board under this Agreement, each such Shareholder agrees that it will appear in person or by proxy at all annual meetings and will vote or cause to be voted all Common Shares beneficially owned by it at such annual meetings (i) in favor of the Board’s nominees for director, (ii) in accordance with the Board’s recommendation with respect to the ratification of the Company’s independent registered public accounting firm, (iii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (iv) in accordance with the Board’s recommendation with respect to the frequency of the Company’s “say-on-pay” proposals.
(e)    Nothing in Section 2(a) will be deemed to limit the exercise in good faith by a Shareholder Director of his or her fiduciary duties solely in his or her capacity as a director of the Company and in a manner consistent with his or her and the Shareholder’s obligations under this Agreement.
3.Preemptive Rights.
(a)    No later than ten business days in advance of a Non-Exempt Offer, the Company shall deliver (including by electronic mail) a notice (the “Offer Notice”) to B. Riley stating (i) its bona fide intention to effect a Non-Exempt Offer, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. By notification to the Company within five business days after the Offer Notice is so delivered, B. Riley may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the Common Shares issued and held by B. Riley bears to the total number of Common Shares then outstanding (assuming, for purposes of calculating both the numerator and the denominator, the full conversion, exercise or exchange, as applicable, of all outstanding Derivative Securities then convertible, exercisable or exchangeable in accordance with their terms). The closing of any Non-Exempt Offer shall occur within one hundred twenty (120) days of the later of the date that the Offer Notice is given and the date of initial sale of New Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in this Section 3, the Company may, during the one hundred twenty (120) day period provided in this Section 3, offer and sell the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within the one hundred twenty (120) day period above, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided under this Section 3 shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to B. Riley in accordance with this Section 3.
(b)    Any sales of New Securities to B. Riley in accordance with this Section 3 have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company intends that any such sales to B. Riley will be exempt from registration under Section 4(a)(2) of the Securities Act. Notwithstanding anything in this Agreement to the contrary, (i) the Company shall not be obligated to effect any sales of securities under this Section 3 in the event that it determines, in consultation with its counsel, that an exemption from registration under the Securities Act is not available and (ii) to the extent that any sale of New Securities to B. Riley in accordance with this Section 3 requires action by the shareholders of the

Company under the NYSE listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading), such sale of New Securities to B. Riley shall be delayed until such time as the rules of such exchange are satisfied without effect on the timing or occurrence of any Non-Exempt Offer, and the Company shall promptly use reasonable best efforts to obtain such stockholder approval.
(c)    The rights held by B. Riley under this Section 3 shall terminate and be of no further force or effect as of the first time that B. Riley beneficially owns less than 5% of the outstanding voting power of all Common Shares then outstanding.
(d)    For purposes of this Section 3:
(i)    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Shares, including options and warrants.
(ii)    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
(iii)    “Non-Exempt Offer” means, any publicly solicited or private offer, sale or contract to sell any New Securities by the Company to any bona fide third party other than B. Riley, the purpose of which is to raise capital for the Company; except, to avoid doubt, for any such offer, sale or contract (i) in connection with the Equitization Transactions, (ii) upon the conversion or exchange of Derivative Securities outstanding as of the date of this Agreement or issued as part of the Equitization Transactions, (iii) pursuant to any equity incentive plans (or awards thereunder) duly approved by the Board or any committee thereof at any time, (iv) dividends or distributions of New Securities to all shareholders of the Company on a pro rata basis, (v) transfers, sales, or other offers of New Securities pursuant to any other transaction (including, a merger, consolidation or other business combination) undertaken for the purpose of effecting a change in control of the Company.
4.Representations and Warranties.
(a)    Each Shareholder, severally and not jointly, represents and warrants to the Company that: (i) the authorized signatory of such Shareholder set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Shareholder thereto; (ii) this Agreement has been duly authorized, executed and delivered by such Shareholder, and is a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Shareholder as currently in effect; and (iv) the execution, delivery and performance of this Agreement by such Shareholder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.
(b)    The Company represents and warrants to each Shareholder that: (i) the authorized signatory of the Company set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto; (ii) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect; (iv) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.
5.SEC Filings.
(a)    Promptly and in any event no later than four business days following the date of this Agreement, the Company will file with the SEC a Current Report on Form 8‑K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations under this Agreement and appending this Agreement as an exhibit (the “Form 8-K”). The Company will provide the Shareholders and their legal counsel with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Shareholders.
(b)    Promptly and in any event no later than two business days following the date of this Agreement, the Shareholders will file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations under this Agreement and appending or incorporating by reference this Agreement as an exhibit (the “Schedule 13D Amendment”). The Shareholders will provide the Company and its legal counsel with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

6.Specific Performance. Each of the Shareholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each party (as applicable, the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law. This Section 6 is not the exclusive remedy for any violation of this Agreement.
7.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
8.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated), or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and emails for such communications:
If to the Company:
Babcock & Wilcox Enterprises, Inc.
20 South Van Buren Avenue
Barberton, Ohio 44203
Attention: J. André Hall
Email: jahall2@babcock.com
with a copy (which will not constitute notice) to:
King & Spalding LLP
180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309
Attention: William C. Smith, III and Zachary L. Cochran
Email: calsmith@kslaw.com; zcochran@kslaw.com

If to B. Riley:
c/o B. Riley Financial, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171
Attention: Alan N. Forman, General Counsel
Tel: (212) 409-2420
Email: aforman@brileyfin.com
with a copy (which will not constitute notice) to
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven Levine
Email: slevine@brownrudnick.com
If to Vintage:
Vintage Capital Management
4704 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819
Attention: Brian R. Kahn
Email: bkahn@vintcap.com
with a copy (which will not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Robert Goedert, P.C.
Email: robert.goedert@kirkland.com
9.Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.Counterparts. This Agreement may be executed in two or more textually identical counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
11.Confidentiality. Any director of the Company who is an employee of either B. Riley or Vintage, if he or she wishes to do so, subject to Section 13, may provide confidential information of the Company that such director learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to B. Riley or Vintage, as applicable, its controlled Affiliates and Associates and legal counsel (collectively, “Shareholder Representatives”), in each case solely to the extent that such Shareholder Representatives need to know such information in connection with such Shareholder’s investment in the Company; provided, however, that such director (a) will inform such Shareholder Representatives of the confidential nature of any such Company Confidential Information and (b) will instruct such Shareholder Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which such Shareholder has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with such Shareholder’s investment in the Company. Such Shareholder will be responsible for maintaining the continuing confidentiality of Company Confidential Information and compliance with Section 13.
12.Securities Laws. Each Shareholder acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
13.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement, the documents attached as exhibits to and referred to in this Agreement, that certain Registered Rights Agreement, dated as of the date hereof, that certain Backstop Exchange Agreement dated as of the date hereof, and that certain Exchange and Purchase Agreement dated as of the date hereof, together constitute the entire agreement of the Parties with respect to the subject matter discussed herein and together supersede all prior agreements, arrangements, or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby. No modifications of this Agreement can be made except in writing signed by an authorized representative of each Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party will assign or delegate this Agreement or any rights or obligations hereunder without, with respect to each Shareholder, the prior written consent of the Company, and with respect to the Company, the prior written consent of each Shareholder. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement will terminate upon such time as neither Shareholder has the right to designate at least one director for election to the Board under this Agreement, except the provisions of this Section 13, which will survive such termination, and no termination of this Agreement will relieve a person from any liability for any prior breach.
14.Interpretation. When a reference is made in this Agreement to “Sections,” such reference shall be to a Section of this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first indicated above.

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Kenneth M. Young
Name:	Kenneth M. Young
Title:	Chief Executive Officer

B. RILEY FBR, INC.

By:	/s/ Perry Mandarino
Name:	Perry Mandarino
Title:	Senior Managing Director

VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Manager